 Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

HARMONY MERGER CORP.,

HARMONY MERGER SUB (CANADA) INC.

CUSTOMER ACQUISITION NETWORK (CANADA) INC.

AND

THE SHAREHOLDERS OF

CUSTOMER ACQUISITION NETWORK (CANADA) INC.

DATED AS OF JANUARY 7, 2017

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of January 7, 2017, by and among Harmony Merger Corp., a Delaware corporation (“Harmony”), Harmony Merger Sub (Canada), Inc., a corporation incorporated under the laws of the Province of Ontario and wholly owned subsidiary of Harmony (“Merger Sub”), Customer Acquisition Network (Canada) Inc., a corporation incorporated under the laws of the Province of Ontario (“Company”), and each of the persons or entities listed as “Shareholders” under the caption “Signing Securityholders” on the signature page hereof (each a “Shareholder” and collectively the “Shareholders”), each for the limited purpose of the sections of this Agreement (defined below) identified on such page. The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Harmony Schedule, as defined in the preambles to Articles II and III hereof, respectively). Defined terms used in this Agreement are listed alphabetically in Article IX, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

A.       Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Business Corporations Act (Ontario) (the “OBCA”) and other applicable law (collectively, the “Applicable Law”), Harmony and the Company intend to enter into a business combination transaction by means of (i) a conversion of Harmony from a Delaware corporation to a corporation continued under the laws of the Province of Ontario, Canada (the “Redomestication”), (ii) a transfer of securities of the Company from the Shareholders to Merger Sub in exchange for new securities of Merger Sub (the “Pre-Amalgamation Exchange”) and (iii) an amalgamation of Harmony, Merger Sub and the Company to form a corporation amalgamated under the laws of the Province of Ontario named Mundo Media Ltd. (“Mundo”) (the “Amalgamation” and together with the Redomestication and the Pre-Amalgamation Exchange, the “Transactions”).

B.       The board of directors of each of Harmony (including any committee or subgroup thereof, the “Harmony Board”), and the Company (including any committee or subgroup thereof, the “Company Board”) has determined that the Transactions are fair to, and in the best interests of, its respective company and securityholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
THE TRANSACTIONS

1.1.          The Transactions. Subject to and upon the terms and conditions of this Agreement and the Applicable Law, (i) Harmony shall cease to be a Delaware corporation and will become a corporation continued under the laws of the Province of Ontario, Canada (ii) immediately before the time that is immediately before the Effective Time (as defined in Section 1.2), the Shareholders shall transfer their existing securities of the Company to Merger Sub in exchange for new securities of Merger Sub and Merger Sub shall reduce the stated capital attributable to its Class B Common Shares by an amount of $2,500,000 and issue a promissory note to each holder of such class representing such holder’s pro rata entitlement to the proceeds of such reduction in stated capital and (iii) after an amalgamation of Harmony, Merger Sub and the Company at the Effective Time, the separate corporate existence of Harmony, Merger Sub and the Company shall cease and Mundo shall continue as the new public company.

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1.2.          Effective Time; Closing. Subject to the conditions of this Agreement, each party hereto shall take all action necessary to cause the following to occur, including by providing any required approval as a shareholder of Harmony, Merger Sub or the Company, as applicable and at the relevant time, at such time as to permit the Amalgamation to occur by the Closing Date:

(a)         the Redomestication to be consummated by filing a Certificate of Conversion with the Delaware Secretary of State and an Articles of Continuance with the Ontario Ministry of Consumer and Business Services in accordance with the Applicable Law; then

(b)         the Pre-Amalgamation Exchange to be consummated by having the Shareholders deliver instruments of transfer transferring their securities of the Company for new securities of Merger Sub; then

(c)         Merger Sub to reduce the stated capital of the Merger Sub Class B Common Shares (as defined in Section 1.3) by an amount of $2,500,000 and to issue a promissory note to each holder of such class representing such holder’s pro rata entitlement to the amount of such reduction of stated capital; and then

(d)         the Amalgamation to be consummated by the filing of Articles of Amalgamation (“Articles of Amalgamation”) with the Ontario Ministry of Consumer and Business Services (the time of such filing, or such later time as may be agreed in writing by the Company, Merger Sub and Harmony and specified in the Articles of Amalgamation being the “Effective Time”).

Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filings referred to above with the Delaware Secretary of State and the Ontario Ministry of Consumer and Business Services, shall take place at the offices of Graubard Miller, counsel to Harmony, at the Chrysler Building, 405 Lexington Avenue, New York, New York 10174 at a time and date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures shall be transmitted by facsimile or by emailed PDF file.

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1.3.          Effect of the Transactions. The effect of the Transactions shall be as provided in this Agreement and Applicable Law. Without limiting the generality of the foregoing, and subject thereto, as part of the Amalgamation at the Effective Time, (i) all the issued and outstanding securities of Harmony shall be cancelled and converted into a like type and number of securities of Mundo as provided herein, (ii) all outstanding Class A common shares of Merger Sub (“Merger Sub Class A Common Shares”) and Class B common shares of Merger Sub (“Merger Sub Class B Common Shares” and together with the Merger Sub Class A Common Shares, and the “Merger Sub Common Shares”) shall be cancelled and converted into a like type and number of securities of Mundo as provided herein, (iii) all Company Options (as defined below) that remain outstanding at the Closing shall be cancelled and converted into Mundo Options as provided herein, and (iv) all the property, rights, privileges and franchises of Harmony, the Company and Merger Sub shall vest in Mundo and all debts, liabilities and duties of Harmony, the Company and Merger Sub shall become the debts, liabilities and duties of Mundo. Upon the Amalgamation, the total number of Mundo Shares and cash issued and delivered by Mundo to the Shareholders pursuant to the Amalgamation Agreement (other than the Contingent Shares) shall not exceed 10,931,373 Mundo Shares and $25,000,000, respectively.

1.4.         Directors and Governing Documents.

(a)           Directors. At the Effective Time, the officers of Mundo shall be the persons who were officers of the Company immediately prior to the Effective Time and the board of directors of Mundo shall be comprised of seven (7) individuals, of which Harmony shall be entitled to two (2) board nominees and the Shareholders of the Company shall be entitled to five (5) board nominees as set out in Schedule 5.1(a). The directors and officers of Mundo shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Amalgamation and bylaws of Mundo and applicable law, pursuant to which the number of members of the board of directors of Mundo may be increased at the discretion of the board without increasing the number of members appointed by Harmony.

(b)          Governing Documents. At the Effective Time, the Certificate of Amalgamation of Mundo shall be in the form attached to the Articles of Amalgamation.

1.5.         Conversion of Securities.

(a)           Pre-Amalgamation Exchange. Subject to the terms and conditions of this Agreement, each party hereto shall take all action necessary to cause the following to occur in the Pre-Amalgamation Exchange, including by providing any required approval as a shareholder of Harmony, Merger Sub or the Company, as applicable and at the relevant time and by executing any required agreements:

(i)           Immediately before the time that is immediately before the Effective Time, by virtue of the Pre-Amalgamation Exchange and this Agreement,

(A)        each Company Class A Common Share (as defined in Section 2.3) issued and outstanding immediately prior to that time will be exchanged by the holder thereof for one share of Class A common stock of Merger Sub; additionally, Merger Sub will assume the Company note of $9,290,014 payable to various Company shareholders and management;

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(B)        each Company Class B Common Share issued and outstanding immediately prior to that time (other than the Company Class B Common Shares described in Section 1.5(a)(i)(C) below) will be exchanged by the holder thereof for one share of Class A common stock of Merger Sub and a promissory note of $0.4311478;

(C)        each Company Class B Common Share issued and outstanding immediately prior to that time that were acquired pursuant to the exercise of Company Options will be exchanged by the holder thereof for one share of Class B common stock of Merger Sub (the Class A common stock and Class B common stock of Merger Sub collectively referred to as “Merger Sub Shares”), following which Merger Sub shall reduce the stated capital attributable to such shares of Class B common stock by an amount of $2,500,000 and issue a promissory note to each holder as they may direct of such class representing such holder’s pro rata entitlement to the amount of such reduction of stated capital; and

(D)        the transferors of shares described in clauses (A) and (B) above will also receive promissory notes in the aggregate amount of $25,000,000 (“Merger Sub Notes”), as Merger Sub is directed by the Company to distribute.

(ii)         the Merger Sub Shares to be issued pursuant to this Section 1.5(a)(i) shall be uncertificated (“Uncertificated Shares”).

(iii)         to the extent requested by a transferor of Company Class A Common Shares or Company Class B Common Shares, Merger Sub will make the joint election provided for in subsection 85(1) of the Income Tax Act (Canada) within the prescribed time and at an elected amount to be determined by such transferor.

(iv)         All of the Merger Sub Shares issued to the holders of Company Common Shares upon consummation of the Pre-Amalgamation Exchange shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Shares that were outstanding immediately prior to that time, and there shall be no further registration of transfers on the records of the Company of such Company Common Shares.

(b)          Amalgamation. Subject to the terms and conditions of this Agreement, the parties shall take all action necessary to cause the Amalgamation to occur, including by providing any required approval as a shareholder of Harmony, Merger Sub or the Company and by entering into an amalgamation agreement amongst Harmony, Merger Sub and the Company which shall provide for the following, without limitation:

(i)           Each share of common stock, of Harmony issued and outstanding immediately prior to the Effective Time (“Harmony Common Stock”) will be cancelled and converted (subject to Section 1.5(c)) into one common share of Mundo (“Mundo Shares”) and the holders thereof shall cease to have any further rights as holders of Harmony Common Stock. Each certificate that evidenced Harmony Common Stock immediately prior to the Amalgamation (“Harmony Common Certificate”) shall entitle the holder to the applicable number of Mundo Shares into which the Harmony Common Stock is convertible according to this Section 1.5(b)(i).

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(ii)          Each redeemable warrant of Harmony entitling the holder to purchase one share of Harmony Common Stock at a price of $11.50 per share (“Harmony Warrants”) will be cancelled and converted (subject to Section 1.5(c)) into warrants of Mundo having the same terms as the Harmony Warrants (“Mundo Warrants”). Each certificate that evidenced Harmony Warrants immediately prior to the Amalgamation (“Harmony Warrants Certificate” and together with the Harmony Common Certificates, the “Harmony Certificates”) shall entitle the holder to the applicable number of Mundo Warrants into which the Harmony Warrants are convertible according to this Section 1.5(b)(ii).

(iii)         Each share of Class A common stock of Merger Sub (other than any such share held by Harmony) will be cancelled and converted (subject to Section 1.5(c)) into 0.20436 Mundo Shares and 0.20436 Contingent Shares (as defined below) and the holders thereof shall cease to have any further rights as holders of Merger Sub Shares.

(iv)         Each share of Class B common stock of Merger Sub (other than any such share held by Harmony) will be automatically converted (subject to Section 1.5(c)) into 0.0427022 Mundo Shares and 0.20436 Contingent Shares and the holders thereof shall cease to have any further rights as holders of Merger Sub Shares.

(v)          Each Company Common Share will be cancelled without any repayment of capital in respect thereof. Each share of Class A common stock of Merger Sub held by Harmony shall be cancelled without any repayment of capital in respect thereof. Each share of Class B common stock of Merger Sub held by Harmony shall be cancelled without any repayment of capital in respect thereof.

(vi)         An aggregate of 856,081 Company Options (as defined in Section 2.3) set forth on Schedule 1.5(b)(vi) will be exchanged for an equivalent number of options, each to acquire 0.20436 Mundo Share(s) (“Mundo Options”), with the remaining Company Options being terminated.

(vii)        Intentionally Omitted.

(viii)       Each Merger Sub Note will be repaid in full upon consummation of the Amalgamation.

(ix)          Certificates representing the Mundo Shares and Mundo Warrants issuable pursuant to Sections 1.5(b)(i) and 1.5(b)(ii) shall be issued to the holders of Harmony Certificates upon surrender of the applicable Harmony Certificates in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8).

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(x)           All of the Mundo Shares and Mundo Warrants issued to the holders of Harmony Common Stock, Harmony Warrants and Merger Sub Shares and all of the Mundo Options granted in exchange of the Company Options upon consummation of the Amalgamation shall be deemed to have been issued or granted in full satisfaction of all rights pertaining to the outstanding Harmony Common Stock, Harmony Warrants, Merger Sub Shares and Company Options that were outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the records of Mundo of such shares of Harmony Common Stock, Harmony Warrants or Merger Sub Shares.

(xi)          Immediately following the Amalgamation, the exercise price under the Mundo Options shall be $4.16 per Mundo Share. If the directors of Mundo determine in good faith that the excess of (c) the aggregate fair market value of the shares subject to the Mundo Option immediately after the amalgamation over (d) the aggregate exercise price pursuant to the Mundo Option (such excess referred to as the “Post-Amalgamation Option Value”) would otherwise exceed the excess of (c) the aggregate fair market value of the Company Option immediately before the amalgamation over (d) the aggregate exercise price pursuant to the Company Option (such excess referred to as the “Pre- Amalgamation Option Value”), the exercise price per Mundo Option shall be modified, but only to the extent necessary and in a manner that does not otherwise adversely affect the holder, such that the Post-Amalgamation Option Value does not exceed the Pre-Amalgamation Option Value for purposes of subsection 7(1.4) of the Income Tax Act (Canada). The Mundo Options shall otherwise be governed by the terms of the Company Options.

(xii)        If for any reason, including the Redomestication of Harmony, Harmony or the Company determines in good faith that the Transactions, including the Amalgamation, cannot be completed as contemplated herein, then the Transactions shall be completed by way of plan of arrangement or other mutually agreeable form, on terms that give rise to substantively identical (to the extent commercially feasible) results as contemplated herein.

(c)           No Fractional Shares. No fraction of a Mundo Share will be issued by virtue of the Transactions or the other transactions contemplated hereby, and any fractional share shall be rounded up to the nearest whole share.

(d)          Adjustments to Exchange Ratios. The number of Mundo Shares that the holders of shares of Harmony Common Stock and Merger Sub Shares and holders of Company Options are entitled to receive as a result of the Transactions shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Harmony Common Stock or Merger Sub Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Harmony Common Stock or Merger Sub Shares occurring on or after the date hereof but not after the delivery of such Harmony Certificates or Merger Sub Shares pursuant to Section 1.6 below.

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1.6.            Exchange Procedures.

(a)           Prior to the Effective Time, Harmony shall appoint Continental Stock Transfer & Trust Company (“Continental”) to act as exchange agent (the “Exchange Agent”) for the purpose of exchanging the Mundo Shares, Mundo Warrants and cash consideration for the Harmony Certificates and the Merger Sub Shares.. Upon surrender of the Harmony Certificates and any Uncertificated Shares and delivery of a duly executed letter of transmittal, in each case to the Exchange Agent, the holders of such Harmony Certificates and Uncertificated Shares shall receive in exchange therefor certificates representing the Mundo Shares or Mundo Warrants, as applicable (“Mundo Certificates”) into which their shares of Harmony Common Stock, Harmony Warrants and Merger Sub Shares shall be converted at the Effective Time and the Harmony Certificates and Uncertificated Shares so surrendered shall forthwith be canceled. Mundo shall make available to the Exchange Agent, as necessary, the Mundo Certificates to be paid in respect of the Harmony Certificates and the Uncertificated Shares surrendered. Until so surrendered, outstanding Harmony Certificates and Uncertificated Shares will be deemed, from and after the Effective Time, to evidence only the right to receive the consideration to which the holder thereof is entitled pursuant to Sections 1.5(a) and 1.5(b).

(b)           If Mundo Certificates are to be issued in a name other than that in which the Harmony Certificates or Uncertificated Shares surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Harmony Certificates or Uncertificated Shares so surrendered will be properly endorsed (in the case of the Harmony Certificates) and otherwise in proper form for transfer, accompanied by an instrument of transfer that is reasonably satisfactory to Mundo and that the persons requesting such exchange will have paid to Mundo, or any agent designated by it, any transfer or other taxes required by reason of the issuance of Mundo Certificates in any name other than that of the registered holder of the Harmony Certificates or Uncertificated Shares surrendered, or established to the satisfaction of Mundo or any agent designated by it that such tax has been paid or is not payable.

1.7.          No Distributions Until Surrender of Certificates. No dividends or other distributions declared or made after the date of this Agreement with respect to Mundo Shares with a record date after the Closing Date will be paid to the holders of any unsurrendered Harmony Certificates with respect to the Mundo Shares to be issued upon surrender thereof until the holders of record of such Harmony Certificates shall surrender such Harmony Certificates. Subject to Applicable Law, following surrender of any such Harmony Certificates with a properly completed letter of transmittal, Mundo shall promptly deliver to the record holders thereof, without interest, the Mundo Certificates representing Mundo Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such Mundo Shares.

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1.8.         Lost, Stolen or Destroyed Certificates. In the event that any Harmony Certificates shall have been lost, stolen or destroyed, Mundo shall issue in exchange for such lost, stolen or destroyed Harmony Certificates, upon the making of an affidavit of that fact by the holder thereof, the Mundo Certificates that the shares of Harmony Common Stock and Harmony Warrants formerly represented by such Harmony Certificates were converted into and any dividends or distributions payable pursuant to Section 1.7; provided, however, that as a condition precedent to the issuance of such Mundo Certificates and other distributions, the owner of such lost, stolen or destroyed Harmony Certificates shall indemnify Mundo against any claim that may be made against Mundo with respect to the Harmony Certificates alleged to have been lost, stolen or destroyed.

1.9.         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Mundo with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Harmony and Merger Sub, respectively, the then current officers and directors of Mundo, Harmony and Merger Sub and the officers and directors of the Company shall take all such lawful and necessary action.

1.10.       Escrow. As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement and for any reimbursable expenses incurred as provided for in Section 1.13(e) below, 7.5% of the Mundo Shares to be issued to the Shareholders pursuant to the Transactions at Closing (other than the Contingent Shares) (the “Escrow Shares”) shall be deposited in escrow (the “Escrow Account”), which shall be allocated among the Shareholders in the same proportion as their ownership of Mundo Shares, all in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between Mundo, the Representative (as defined below), and Continental, as escrow agent (“Escrow Agent”), substantially in the form of Exhibit A hereto (the “Escrow Agreement”). On the earlier of (i) the closing of a liquidation, merger, stock exchange or other similar transaction or series of transactions which require approval of the shareholders of Mundo or (ii) the second anniversary of the Closing Date (the “Escrow Termination Date”), the Escrow Agent shall release the number of Escrow Shares, less any of such shares applied in satisfaction of a claim for indemnification pursuant to Article VII and any of such shares related to a claim that is then unresolved, in the same proportions as originally deposited into escrow. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such Persons promptly upon such resolution.

1.11.      Committee and Representative for Purposes of Escrow Agreement.

(a)          Harmony Committee. Prior to the Closing, the Board of Directors of Harmony shall appoint a committee consisting of one or more of its then members to act on behalf of Harmony to take all necessary actions and make all decisions pursuant to the Escrow Agreement (as defined below) and this Agreement. In the event of a vacancy in such committee, the board of directors of Harmony or, after the consummation of the Amalgamation, a majority of those Persons who served on Harmony’s Board immediately prior to the Closing Date, shall appoint as a successor some other Person who would qualify as an “independent” director of Harmony and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in the Escrow Agreement and this Agreement.

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(b)          Representative. The Company hereby designates Jason Theofilos, or his designee, (the “Representative”) to represent the interests of the Persons entitled to receive the consideration as a result of the Amalgamation for purposes of the Escrow Agreement and this Agreement, giving consents and approvals hereunder and making those determinations hereunder that are specifically reserved to the Representative by the terms hereof. If such Person ceases to serve in such capacity, for any reason, those members of the board of directors of Mundo who were members of the board of directors of the Company prior to the Closing shall appoint as successor a Person who was a former director of the Company or such other Person as such members shall designate. Such Person or successor is intended to be the “Representative” referred to in the Escrow Agreement and this Agreement.

1.12.        Shareholder Matters.

(a)           By its execution of this Agreement, each Shareholder, in its capacity as a security holder of the Company, hereby approves this Agreement and the transactions contemplated hereby and authorizes the Company and its directors and officers and, upon becoming a shareholder of Merger Sub and Mundo, each of those companies and their respective directors and officers to take all actions necessary for the consummation of the Transactions and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution and approval shall be irrevocable by each Shareholder.

(b)          Each Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. With respect to any Shareholder that is not an individual, the execution and delivery of this Agreement and the consummation by each Shareholder of the transactions contemplated hereby (including the Pre-Amalgamation Exchange) have been duly and validly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of such Shareholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by each Shareholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each Shareholder, enforceable against such Shareholders in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)          Each Shareholder for itself only, represents and warrants as follows:

(i)           that its execution and delivery of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (1) for applicable requirements of the OBCA, (2) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), the applicable securities laws in each of the provinces and territories of Canada, as amended (“Canadian Securities Laws”) and the rules and regulations thereunder, and (3) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on itself or the Company or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their material obligations under this Agreement;

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(ii)          it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act;

(iii)         it is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under Regulation D of the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3); and

(iv)         it owns the Company Common Shares listed in Section 2.3(a) as being owned by it free and clear of all Liens and has not granted to any other Person any options or other rights to buy such securities, nor has it granted any interest in such securities to any Person of any nature other than those that will be extinguished in connection with the Transactions.

1.13.        Contingent Shares.

(a)          On Amalgamation, a total of 2,794,118 Mundo Shares (the “Contingent Shares”) shall be issued to the Shareholders and delivered and held in escrow by the Exchange Agent pending satisfaction of the following conditions:

(i)           If, for the fiscal year of Mundo ending December 31, 2017, either (y) Mundo has Net Income equal to or greater than $15,250,000 or (z) during such year, the closing price of Mundo Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 15 trading days within a 30-trading day period, Mundo shall deliver to the Shareholders, in the aggregate, 1,397,059 Contingent Shares. For the avoidance of doubt, Net Income for the fiscal year of Mundo ending December 31, 2017 shall include Net Income for the entire twelve (12) months of 2017 for Mundo notwithstanding when the Closing Date occurs within 2017; and

(ii)          If, for the fiscal year of Mundo ending December 31, 2018, either (y) Mundo has Net Income equal to or greater than $21,500,000 or (z) during such year, the closing price of Mundo Shares equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period, Mundo shall deliver to the Shareholders, in the aggregate, 1,397,059 Contingent Shares.

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(b)          For greater certainty, if the criteria in (i) above is not satisfied in the fiscal year ending December 31, 2017, but Mundo has aggregate Net Income of $36,750,000 for the two fiscal years ending December 31, 2018 combined, then the total Contingent Shares shall become fully earned and due to the Shareholders. If the criteria in (i) and (ii) above are not satisfied, the Contingent Shares shall be cancelled for nil consideration. The Contingent Shares shall not be subject to any offset or claw-back of any nature whatsoever

(c)           As used herein, “Net Income” means net income of Mundo as set forth in Mundo’s audited financial statements for any applicable year, as determined in accordance with U.S. GAAP (as hereafter defined), including any net income attributable to the Company or any of its Subsidiaries following the Closing Date, with the following adjustments made on an after-tax basis: plus any and all expenses incurred in connection with the Transactions (including but not limited to legal, accounting, broker, escrow, Exchange Agent, and exchange listing fees, but excluding any expenses related to “tail” insurance policies acquired pursuant to Section 5.14(b) hereto) (collectively, the “Transactions Expenses”); plus expenses incurred in connection with the Mundo Plan (as defined in Section 5.1) or any other non-cash option expenses of Mundo; plus expenses of any acquisitions of businesses after the date of this Agreement ; plus amortization of acquisition related intangible assets (including all acquisitions prior to, as of, and after the Closing hereof); plus public company costs of Mundo as determined by the Mundo board of directors in excess of $1,000,000; less any gains from reversals of contingent liabilities; and less any results attributable to businesses acquired after the date of this Agreement (such results to be determined by the Mundo board of directors and shall not include synergies related to any such acquisitions).

(d)          Subject to compliance with Applicable Law, any Contingent Shares to be delivered pursuant to this Section 1.13 shall be (i) released from escrow automatically and without requiring approval from the Mundo Board other than approvals granted in connection with this Agreement and the Transactions, (ii) allocated among the Shareholders as set forth on Schedule 1.13(d), and (iii) automatically equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Mundo Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Mundo Shares occurring on or after the date hereof.

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(e)          Not later than 120 days after the fiscal year with respect to which Net Income is calculated, Mundo shall deliver to the Committee and Representative its Net Income calculation (the “Net Income Calculation”), which shall be conclusive and binding upon the parties unless the Committee, within ten Business Days after its receipt of the Net Income Calculation, notifies Mundo in writing that it disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefore. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Net Income Calculation, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within ten Business Days after notice is given to Mundo by the Committee, the parties shall submit the dispute to PricewaterhouseCoopers, LLP or if PricewaterhouseCoopers, LLP is unavailable another independent accounting firm which is mutually agreeable to the parties (the “Accounting Arbiter”). Within thirty 30 days of such submission, the Accounting Arbiter shall determine (it being understood that in making such determination, the Accounting Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Mundo setting forth its Net Income Calculation (the “Mundo Calculation”) and the Committee setting forth its Net Income Calculation (the “Committee Calculation”), and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting Net Income Calculation which shall be conclusive and binding on the parties. In resolving any disputed item, the Accounting Arbiter (x) shall be bound by the provisions of this Section 1.13(f) and (y) must choose between the Mundo Calculation and the Committee Calculation and may not determine that Net Income is any other amount. The fees, costs and expenses of the Accounting Arbiter shall be borne by Mundo. The Committee shall be entitled to engage a firm of independent accountants to advise it with respect to the Net Income Calculation, with the reasonable fees and expenses of such firm to be paid by Mundo. In the event that the Mundo Calculation is determined by the Accounting Arbiter to be correct, the Escrow Agreement will provide that the Escrow Agent shall release a number of Escrow Shares (valued at $10.20 per share) to Mundo equal to the fees, costs and expenses incurred by Mundo in connection with the determination of the Net Income Calculation provided for in this Section 1.13(e).

(f)           Contingent Shares shall be delivered to the Persons entitled to them no later than five (5) days after the Net Income Calculation becomes conclusive and binding for the fiscal years with respect to such Contingent Shares are earned.

(g)          Notwithstanding anything set forth above, upon the closing of a liquidation, merger, stock exchange or other similar transaction or series of transactions which requires the approval of the shareholders of Mundo and at a valuation of Mundo or its assets that is equivalent to a per share purchase price in excess of $10.20 per share, the total Contingent Shares shall become fully earned and due to the Shareholders and shall be delivered as set forth in this Section 1.13.

1.14.       Sale Restriction. Prior to the Effective Time, each holder of Company Common Shares and Company Options shall enter into a Lock-Up Agreement in the form of Exhibit B (the “Lock-Up Agreement”). The Mundo Certificates evidencing Mundo Shares issued to holders of Company Common Shares and Company Options as a result of the Transactions shall each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such Lock-Up Agreements.

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ARTICLE II.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in disclosure schedules attached hereto (the “Company Schedule”), the Company hereby represents and warrants to Harmony and Merger Sub as follows (as used in this Article II, the term “Company” includes the Subsidiaries (as defined below), unless the context reasonably otherwise indicates):

2.1.         Organization and Qualification.

(a)         The Company is duly incorporated as a taxable Canadian corporation and Canadian controlled private corporation, validly existing and in good standing under the laws of the Province of Ontario and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”), necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Harmony or Harmony’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b)         The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing (or the equivalent thereof) that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c)         In all material respects: the minute books of the Company contain true, complete and accurate records of all written minutes for meetings and written resolutions in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been made available to Harmony or Harmony’s counsel.

(d)         The stock transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s incorporation. Copies of such records of the Company have been made available to Harmony or Harmony’s counsel. For avoidance of doubt, references to the Company in this Section 2.1(d) shall not be deemed to include references to the Subsidiaries.

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2.2.         Subsidiaries.

(a)          The Company has no direct or indirect subsidiaries or participations in joint ventures or other entities other than those listed in Schedule 2.2 (the “Subsidiaries”). Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)) other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary. Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and the Company has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)          Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to Harmony or Harmony’s counsel. No Subsidiary is in violation in any material respect of any of the provisions of its Charter Documents.

(c)          Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(d)          In all material respects: the minute books of each Subsidiary contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders, except where the failure to be true, complete and accurate could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Copies of the Corporate Records of each Subsidiary have been heretofore made available to Harmony or Harmony’s counsel.

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2.3.         Capitalization.

(a)          The authorized share capital of the Company consists of an unlimited number of Class A common shares (“Company Class A Common Shares”), of which 17,250,000 shares are issued and outstanding as of the date of this Agreement, and an unlimited number of Class B common shares (“Company Class B Common Shares” and together with the Company Class A Common Shares, the “Company Common Shares”), of which 34,000,000 shares are and are issued and outstanding as of the date of this Agreement, all of which shares are validly issued, fully paid and nonassessable. In addition, as of the date of this Agreement, there are stock options (“Company Options”) outstanding representing the right to purchase 3,750,000 Company Class A or B Common Shares, out of a total of 5,750,000 authorized Company Options. In addition there are 750,000 restricted stock units representing a right to receive 750,000 Company Common Shares (the “RSUs”) which shall be no longer be outstanding as of the Closing. Other than Company Class A Common Shares, Company Class B Common Shares, the Company Options and the RSUs, the Company has no class or series of securities authorized by its Charter Documents. As of the date of this Agreement, the Company has no outstanding warrants or other rights or derivative securities to purchase Company Common Shares. All outstanding Company Common Shares have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.20).

(b)          Except as set forth in Schedule 2.3(b) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c)          Except as contemplated by this Agreement and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other similar agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d)          Except as set forth in Schedule 2.3(d), no outstanding Company Common Shares are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company

(e)          The Company Class A Common Shares to be transferred by the Shareholders of the Company to Merger Sub in connection with the Pre-Amalgamation Exchange have been duly authorized and validly issued and such shares are fully paid and nonassessable.

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(f)           Except as provided for in this Agreement or as set forth in Schedule 2.3(f), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

2.4.          Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Pre-Amalgamation Exchange and the Amalgamation). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Pre-Amalgamation Exchange and Amalgamation) have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5.         No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a)          The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) assuming the accuracy of the representations and warranties of Harmony and Merger Sub set forth in Section 3.5, conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Subsidiary pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

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(b)         The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including lenders and lessors), except (i) for the filings required by the OBCA, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act Blue Sky Laws or Canadian Securities Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (iii) for the filing of any notifications required under the Investment Canada Act (“IC Act”) or Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if required upon advice of counsel, and the expiration of the required waiting period thereunder, (iv) the consents, approvals, authorizations and permits described in Schedule 2.5 and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Mundo, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6.          Compliance. Except as disclosed in Schedule 2.6 during the three year period prior to the date of the Closing, the Company and its Subsidiaries has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries is in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. No representation or warranty is given under this Section 2.6 with respect to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Taxes or Environmental Laws, which matters are covered exclusively under Sections 2.11, 2.16 and 2.17, respectively.

2.7.          Financial Statements.

(a)          The Company has provided to Harmony a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the predecessor corporation to the Company for the fiscal years ended December 31, 2014 and 2015 in accordance with generally accepted accounting principles of Canada. The Company shall provide to Harmony, as soon as is commercially practical, a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal year ended December 31, 2016 along with pro-forma audited statements of the Company as at December 31, 2015 and December 31, 2014 (the “Financial Statements”). The Financial Statements are or will be prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents or will present in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

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2.8.         No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, the Company and its Subsidiaries have no liabilities (absolute, accrued, contingent, or otherwise) of a nature required under U.S. GAAP, as in effect on the date of this Agreement, to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, except such liabilities (i) liabilities or obligations disclosed and provided for in the most recent Financial Statements or in the notes thereto or (ii) arising in the ordinary course of the Company’s business, in each case, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

2.9.         Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto and except as contemplated by this Agreement, since the date of the most recent Financial Statements, there has not been: (i) any Material Adverse Effect on the Company and its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company or its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice or pursuant to any Plans (as defined in Section 2.11(a)), or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement, (v) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, (vi) any issuance of capital stock of the Company, (vii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, (viii) any incurrence of debt by the Company other than debt in the ordinary course of business or (ix) any agreement, whether written or oral, to do any of the foregoing.

2.10.        Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that could have a Material Adverse Effect on the Company.

2.11.        Employee Benefit Plans.

(a)          Schedule 2.11(a) lists all material employee compensation, incentive, fringe or benefit plans, programs, policies, or other arrangements (whether or not set forth in a written document), other than any plan, program, policy or other arrangement sponsored by a Government Entity, covering any active or former employee, director or consultant of the Company or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with the Company or any of its Subsidiaries, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any applicable Legal Requirements. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no material audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued in all material respects. Neither the Company nor any of its Subsidiaries have any binding commitment to establish or enter into any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Harmony in writing, or as required by this Agreement).

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(b)          Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director or employee of the Company and its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(c)          No material liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) has been incurred by the Company or any of its Subsidiaries that has not been satisfied in full and no event has occurred and, to the Company’s knowledge, no condition exists that could reasonably be likely to result in the Company or any of its Subsidiaries incurring a material liability under Title IV of ERISA. No Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

2.12.        Labor Matters.

(a)          Except as set forth on Schedule 2.12(a), the Company and its Subsidiaries are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and its Subsidiaries nor, to the Company’s knowledge, are there any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving the Company and its Subsidiaries and, to the Company’s knowledge, any of its employees who are subject to a collective bargaining agreement or other labor union contract, and there are no continuing obligations of the Company and its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(b)          Except as set forth on Schedule 2.12(b), there are no material written agreements between the Company and its Subsidiaries and any of their employees or individual contractors that their employment or services will be for any particular length that cannot be terminated at any time, subject to any applicable notice period prescribed therein. To the Company’s knowledge, none of its officers or key employees currently intends to terminate his or her employment with the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of the Company’s and its Subsidiaries’ employees and individual contractors is in compliance in all material respects, with the terms of the respective employment and service agreements between the Company or its Subsidiaries and such individuals, except, in each case, where noncompliance would not reasonably be likely to result in the Company or any of its Subsidiaries incurring a material liability. Except as otherwise disclosed in Schedule 2.12(b), there are no material oral or informal arrangements, commitments or promises between the Company or its Subsidiaries and any officers or key employees of the Company or its Subsidiaries that have not been documented as part of the formal written agreements between any such individuals and the Company or its Subsidiaries and made available to Harmony.

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(c)          The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to its employees respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any material arrears of wages or penalties with respect thereto. The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to their employees are fully funded or accrued on the Audited Financial Statements and except as set forth on Schedule 2.12(c), the Company has no knowledge of any circumstance that is reasonably likely to give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled) that would reasonably likely to result in the Company or any of its Subsidiaries incurring a material liability. Except as would not reasonably be expected in the Company or any of its Subsidiaries incurring a material liability, there are no pending, or to the Company’s knowledge, threatened or reasonably likely claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d)          Except as would not reasonably be expected in the Company or any of its Subsidiaries incurring a material liability, no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13.       Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their assets or to which the Company or its Subsidiaries is a party which has the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

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2.14.        Title to Property.

(a)           All real property owned by the Company and its Subsidiaries (including improvements and fixtures thereon, easements and rights of way) are shown or reflected on the balance sheet of the Company included in the Audited Financial Statements and are listed on Schedule 2.14(a) hereto, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

(b)           The Company and/or one of its Subsidiaries has good, valid and marketable fee simple title to the real property identified on Schedule 2.14(a) as being owned by such entity, subject to Permitted Liens, and except as set forth in the Audited Financial Statements, Permitted Liens or as identified on Schedule 2.14(b) hereto, all of such owned real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind. Schedule 2.14(b) hereto also contains a list of all options or other contracts under which the Company and its Subsidiaries have a right to acquire or the obligation to sell any interest in real property.

(c)           Except as otherwise disclosed on Schedule 2.14(c), all leases of real property held by the Company and its Subsidiaries (“Real Property Leases”), and all material personal property and other material property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements, other than those entered into or acquired on or after the date of the Audited Financial Statements in the ordinary course of business. Schedule 2.14(c) hereto contains a list of all Real Property Leases and material Personal Property held by the Company and its Subsidiaries (other than leases of vehicles, office equipment, or operating equipment made in the ordinary course of business). The Company and its Subsidiaries have good and marketable title to the material Personal Property owned respectively by each such entity, and all such material Personal Property is in each case held free and clear of all Liens, except for Permitted Liens and Liens disclosed in the Audited Financial Statements or in Schedule 2.14(c) hereto, none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries.

(d)          All Real Property Leases and leases pursuant to which the Company and/or its Subsidiaries lease from others Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

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2.15.        Taxes.

(a)          Tax Definitions. As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, occupation, ad valorem, transfer, recapture, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together will all interest, penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(b)          Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i)          The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by the Company or its Subsidiaries with any Tax authority prior to the date hereof, except such Tax Returns that are not material to the Company and its Subsidiaries. The Company and its Subsidiaries have paid or accrued on the balance sheet all such Taxes payable on such Tax Returns.

(ii)         All material Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)         There is no material Tax deficiency proposed or assessed against the Company or its Subsidiaries, nor have the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)        To the knowledge of the Company, no audit or other examination of any Tax Return of the Company and its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified in writing of any request for such an audit or other examination, and to the knowledge of the Company, no change in the Company’s tax reporting is currently anticipated or expected.

(v)         No adjustment relating to any Tax Returns filed by the Company or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Subsidiary or any representative thereof.

(vi)        The Company and its Subsidiaries have no material liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

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(c)          None of the Company Common Shares constitute “taxable Canadian property” within the meaning of the Income Tax Act (Canada).

2.16.        Environmental Matters.

(a)          Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company and/or its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below); (ii) there is no Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened against the Company and/or its Subsidiaries; (iii) neither the Company, any Subsidiary, nor, to the knowledge of the Company, any other person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Substances produced by, or resulting from any of the Company’s or the Subsidiaries’ operations, at any Real Property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company and the Subsidiaries (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws); (iv) neither the Company nor its Subsidiaries have received any written notice, demand, letter, claim or request for information alleging that the Company and/or its Subsidiaries may be in violation of or liable under any Environmental Law; and (v) the Company and/or its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)          As used in this Agreement, the term “Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release of any Hazardous Substances at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

(c)          As used in this Agreement, the term “Environmental Law” means any federal, provincial, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) pollution or protection of human health or the environment, including laws relating to the exposure to, or releases or threatened releases of, Hazardous Substances or (B) the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and all laws relating to the management or use of natural resources.

(d)          As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) explosive or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

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(e)          The Company has delivered or otherwise made available for inspection to Harmony complete and correct copies of material studies, audits, assessments, memoranda and investigations pertaining to Hazardous Substances or regarding the Company’s or any Subsidiary’s compliance with applicable Environmental Laws that are in the possession of the Company or any Subsidiary and which have been prepared in the last 5 years.

2.17.       Brokers. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.18.        Intellectual Property.

(a)          Schedule 2.18 hereto contains a description of all material Registered Intellectual Property of the Company and its Subsidiaries. For the purposes of this Agreement, the following terms have the following definitions:

(i)           “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) domain names, uniform resource locators and other names and locators associated with the Internet (v) industrial designs and any registrations and applications therefor; and (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”).

(ii)          “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries, including software and software programs developed by or exclusively licensed to the Company or any of its Subsidiaries (specifically excluding any off the shelf or shrink-wrap software).

(iii)          “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

(iv)          “Company Products” means all current versions of products or service offerings of the Company or any of its Subsidiaries.

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(b)         To the Company’s knowledge, the Company and its Subsidiaries own or have enforceable rights to use all Intellectual Property required, in all material respects, for the conduct of their respective business as presently conducted. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

(c)          Except as disclosed in Schedule 2.18 hereto, the Company and its Subsidiaries owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business).

(d)          To the Company’s knowledge, the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s and its Subsidiaries’ use of any product, device or process, does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company and its Subsidiaries have not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19.        Agreements, Contracts and Commitments.

(a)           Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all written contracts, agreements, leases, mortgages, indentures, notes, bonds, and other similar understandings, commitments and obligations (including outstanding offers and proposals) of any kind to which the Company or any of its Subsidiaries is a party or by or to which any of the material properties or assets of the Company or any of its Subsidiaries may be bound, subject or affected (including notes or other instruments payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) that would be required to be included as an exhibit to a registration statement with the Securities and Exchange Commission (“SEC”) if the Company had a class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act, (B) providing for payments or revenue (present or future) to the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate in fiscal 2016 or (C) under or in respect of which the Company or any of its Subsidiaries presently have any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $1,000,000, (y) each Company Contract that otherwise is or could reasonably be material to the businesses, operations, assets, or condition (financial or otherwise) of the Company and its Subsidiaries, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i)          any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company or any of its Subsidiaries by any officer, director, stockholder or holder of derivative securities of the Company or any of its Subsidiaries (“Insider”);

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(ii)         any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii)        any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv)        any material Company Contract of employment or management;

(v)         any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any non-arm’s length rights to purchase or lease any asset of the Company or any of its Subsidiaries or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(vi)        any Company Contract to register any shares of the capital stock or other securities of the Company or any of its Subsidiaries with any Governmental Entity;

(vii)       any Company Contract to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii)      any collective bargaining agreement with any labor union;

(ix)         any lease or similar arrangement for the use by the Company or any of its Subsidiaries of real property or Personal Property where the annual lease payments are greater than $1,000,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business); and

(x)         any Company Contract to which any Insider of the Company or any of its Subsidiaries, or any entity owned or controlled by an Insider, is a party.

(b)          Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and all offers and proposals that, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or offers or proposals) have been made available to Harmony or Harmony’s counsel.

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(c)          Except as set forth in Schedule 2.19, neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries. Each Material Company Contract that has not expired by its terms is in full force and effect.

2.20.       Insurance. The Company and its Subsidiaries maintain insurance policies with respect to its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect and all premiums due and payable thereon have been paid in full. As of the date hereof, neither the Company nor any of its Subsidiaries has received a written notice of cancellation or non-renewal or any Insurance Policy, nor to the Company’s knowledge, is the termination of any Insurance Policy threatened. The insurances provided by the Insurance Policies are adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations.

2.21.        Governmental Actions/Filings.

(a)         The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (as defined below) (including Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their business (as presently conducted) or used or held for use by the Company and its Subsidiaries except for any of the foregoing that if not granted, held or made, would not have, individually or in the aggregate, a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. Each such Governmental Action/Filing is in full force and effect and the Company and its Subsidiaries are in substantial compliance with all of their obligations with respect thereto. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole. To the knowledge of the Company, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its business and operations and use its properties after the Closing in a manner that is consistent with current practice except for any of such that, if not obtained, secured or made, would not, either individually or in the aggregate, have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole.

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(b)         Except as set forth in Schedule 2.21(b), to the knowledge of the Company, no contractors’ licenses are necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice. To the knowledge of the Company, all of the contractors’ licenses listed on Schedule 2.21(b) have been obtained, secured or made and are in full force and effect.

(c)          For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any material franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22.        Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no employee, officer, director or stockholder of the Company or any of its Subsidiaries or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the knowledge of the Company, no officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company or any of its Subsidiaries (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company or any of its Subsidiaries).

2.23.        Board Approval. The Company Board has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.24.        No Illegal or Improper Transactions. During the five years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any officer, director, employee, agent or Affiliate of the Company or its Subsidiaries on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any of its Subsidiaries, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would have a Material Adverse Effect. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

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2.25.      Representations and Warranties Complete. Except for the representations and warranties contained in Article III, the Company acknowledges that neither Harmony, Merger Sub nor any other Person on behalf of Harmony nor Merger Sub nor any of their respective Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to Harmony or Merger Sub or with respect to any other information provided to the Company and Harmony and Merger Sub disclaim any such representation or warranty. Neither Harmony, Merger Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or its use of, any such information.

2.26.       Survival of Representations and Warranties. The representations and warranties of the Company and its Subsidiaries set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF HARMONY AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Harmony Schedule”), Harmony and Merger Sub represent and warrant to the Company and Shareholders, as follows:

3.1.        Organization and Qualification.

(a)         Harmony is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Harmony is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Harmony. Complete and correct copies of the Charter Documents of Harmony, as amended and currently in effect, have been heretofore delivered to the Company or its counsel. Harmony is not in violation of any of the provisions of Harmony’s Charter Documents.

(b)         Harmony is qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on Harmony.

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3.2.         Subsidiaries and Other Interests.

(a)          Harmony has no Subsidiaries except for Merger Sub. Except for Merger Sub, Harmony does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Harmony has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)         Except for Merger Sub, Harmony does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

(c)          Merger Sub is a corporation incorporated under the laws of the Province of Ontario and is validly existing and in good standing under the laws of its jurisdiction and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Harmony. Complete and correct copies of the Charter Documents of Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company or its counsel. Merger Sub is not in violation of any of the provisions of its Charter Documents.

(d)         Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Harmony.

(e)         Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

3.3.        Capitalization.

(a)          The authorized capital stock of Harmony consists of 27,500,000 shares of Harmony Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Harmony Preferred Stock” and, together with the Harmony Common Stock, the “Harmony Capital Stock”), of which 15,084,750 shares of Harmony Common Stock and no shares of Harmony Preferred Stock are issued and outstanding. Except as set forth in Schedule 3.3(a), all of such securities are validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Charter Documents of Harmony or any agreement to which Harmony is a party or by which it is bound, and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof or under applicable federal or state securities or “blue sky” laws. Except as set forth in Schedule 3.3(a), Harmony has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Harmony on any matter.

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(b)         Except for the Harmony Warrants or as set forth in Schedule 3.3(b), there are no (i) options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights, restricted stock units, phantom stock or similar derivative securities, equity-based compensation or instruments or commitments which obligate Harmony to issue, transfer or sell any Harmony Capital Stock or make any payments in lieu thereof, (ii) agreements or understandings to which Harmony is a party with respect to the voting of any Harmony Capital Stock or which restrict the transfer of any such shares, agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares, (iii) outstanding contractual obligations of Harmony to repurchase, redeem or otherwise acquire any Harmony Capital Stock or any other securities of Harmony, (iv) outstanding options to purchase Harmony Common Stock or Harmony Preferred Stock granted to employees of Harmony or other parties, (v) outstanding warrants to purchase Harmony Common Stock or Harmony Preferred Stock or (vi) outstanding notes, debentures, securities or agreements convertible into Harmony Common Stock or Harmony Preferred Stock. All shares of Harmony Common Stock and Harmony Preferred Stock have been duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Harmony Common Stock and all outstanding Harmony Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable agreements.

(c)         Except as set forth in Schedule 3.3(c), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which Harmony is a party or by which Harmony is bound with respect to any security of any class of Harmony.

(d)         Except as set forth in Schedule 3.3(d), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Harmony are issuable and no rights in connection with any shares, warrants, options or other securities of Harmony accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e)         The authorized share capital of Merger Sub is an unlimited number of Class A common shares and Class B common shares, of which 1,000 shares are issued and outstanding. Harmony owns all of the issued and outstanding equity securities of Merger Sub, free and clear of all Liens.

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3.4.         Authority Relative to this Agreement. Each of Harmony and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Harmony or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Harmony’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. Other than the Harmony Stockholder Approval (as defined in Section 5.1(a)), the execution and delivery of this Agreement by Harmony and Merger Sub and the consummation by Harmony and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Harmony and Merger Sub, and no other corporate proceedings on the part of Harmony or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Harmony and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Harmony and Merger Sub, enforceable against Harmony and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5.         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Harmony and Merger Sub does not, and the performance of this Agreement by Harmony and Merger Sub shall not: (i) conflict with or violate Harmony’s or Merger Sub’s Charter Documents, or (ii) assuming the accuracy of the representations and warranties of the Company set forth in Section 2.5, conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Harmony’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Harmony pursuant to, any Harmony Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Harmony.

(b)          The execution and delivery of this Agreement by Harmony and Merger Sub does not, and the performance of it hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Harmony or Merger Sub is qualified to do business and (ii) for the filing of any notifications required under the IC Act or HSR Act, if required upon advice of counsel, and the expiration of the required waiting period thereunder.

3.6.         Compliance. Each of Harmony and Merger Sub has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Harmony. The business and activities of Harmony and Merger Sub have not been and are not being conducted in violation of any Legal Requirements. Neither Harmony nor Merger Sub is in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Harmony.

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3.7.         SEC Filings; Financial Statements; Internal Controls.

(a)          Harmony has made available to the Company, the Shareholders and the and the holders of stock options of the Company as set out in Schedule A (the “Option Holders”) a correct and complete copy of each report, registration statement and definitive proxy statement filed by Harmony (the “Harmony SEC Reports”) with the SEC, which are all the forms, reports and documents required to be filed by Harmony with the SEC prior to the date of this Agreement. All Harmony SEC Reports required to be filed by Harmony in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates, the Harmony SEC Reports: (i) were prepared in accordance and complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Harmony SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Harmony makes no representation or warranty whatsoever concerning any Harmony SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Harmony SEC Documents are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities in all material respects.

(b)          Each set of financial statements (including, in each case, any related notes thereto) contained in Harmony SEC Reports, including each Harmony SEC Report filed after the date hereof until the Closing, complied or will comply as to form with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Harmony at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Harmony taken as a whole.

(c)         Harmony maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Harmony is made known on a timely basis to the individuals responsible for the preparation of Harmony’s filings with the SEC and other public disclosure documents.

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(d)         To the knowledge of Harmony, Harmony’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Harmony within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

3.8.        No Undisclosed Liabilities. Neither Harmony nor Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, as in effect on the date of this Agreement, to be disclosed on a balance sheet or in the related notes to the financial statements included in Harmony SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Harmony, except (i) liabilities provided for in or otherwise disclosed in Harmony SEC Reports filed prior to the date hereof or (ii) liabilities incurred in the ordinary course of business which would not individually or in the aggregate have a Material Adverse Effect on Harmony or Merger Sub.

3.9.        Absence of Certain Changes or Events. Except as set forth in Harmony SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, there has not been: (i) any Material Adverse Effect on Harmony, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Harmony’s capital stock, or any purchase, redemption or other acquisition by Harmony of any of Harmony’s capital stock or any other securities of Harmony or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Harmony’s capital stock, (iv) any granting by Harmony of any increase in compensation or fringe benefits, or any payment by Harmony of any bonus, or any granting by Harmony of any increase in severance or termination pay or any entry by Harmony into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Harmony of the nature contemplated hereby, (v) any material change by Harmony in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vi) any change in the auditors of Harmony, (vi) any issuance of capital stock of Harmony, or (vii) any revaluation by Harmony of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Harmony other than in the ordinary course of business.

3.10.        Litigation. There are no claims, suits, actions or proceedings pending or to Harmony’s knowledge, threatened against Harmony or Merger Sub before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11.        Employee Benefit Plans. Neither Harmony nor Merger Sub maintains, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Harmony or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

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3.12.        Labor Matters. Neither Harmony nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Harmony or Merger Sub and neither Harmony nor Merger Sub knows of any activities or proceedings of any labor union to organize any such employees.

3.13.        Business Activities. Since its organization, neither Harmony nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Harmony Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Harmony or Merger Sub or to which Harmony or Merger Sub is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Harmony, any acquisition of property by Harmony or the conduct of business by Harmony.

3.14.        Title to Property. Neither Harmony nor Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Harmony or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15.        Taxes. Except as set forth in Schedule 3.15 hereto:

(a)          Each of Harmony and Merger Sub has timely filed all Tax Returns required to be filed by Harmony and Merger Sub with any Tax authority prior to the date hereof. Each of Harmony and Merger Sub has paid or accrued for in Harmony’s or Merger Sub’s books and records of account all Taxes shown to be due on such Tax Returns.

(b)          All material Taxes that Harmony or Merger Sub is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)          Neither Harmony nor Merger Sub has been delinquent in the payment of any material Tax that has not been accrued for in Harmony’s or Merger Sub’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Harmony or Merger Sub nor has Harmony or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Harmony and Merger Sub have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and all other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(d)          No audit or other examination of any Tax Return of Harmony or Merger Sub by any Tax authority is presently in progress, nor has Harmony or Merger Sub been notified in writing of any request for such an audit or other examination.

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(e)          No adjustment relating to any Tax Returns filed by Harmony or Merger Sub has been proposed in writing, formally or informally, by any Tax authority to Harmony or Merger Sub or any representative thereof.

(f)           Neither Harmony nor Merger Sub has any material liability for any unpaid Taxes which have not been accrued for or reserved on Harmony’s or Merger Sub’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Harmony in the ordinary course of business.

3.16.        Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Harmony has complied with all applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of Harmony, threatened against Harmony or Merger Sub; (iii) neither Harmony or Merger Sub is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) neither Harmony nor Merger Sub has been associated with any release or threat of release of any Hazardous Substance; (iv) neither Harmony nor Merger Sub has received any notice, demand, letter, claim or request for information alleging that Harmony may be in violation of or liable under any Environmental Law; and (v) neither Harmony nor Merger Sub is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17.        Brokers. Except as set forth in Schedule 3.17, neither Harmony nor Merger Sub has incurred, nor will either incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18.        Intellectual Property. Neither Harmony nor Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property or Registered Intellectual Property.

3.19.        Agreements, Contracts and Commitments.

(a)          Except as set forth in the Harmony SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.19, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Harmony or Merger Sub is a party or by or to which any of the properties or assets of Harmony or Merger Sub may be bound, subject or affected, which may not be cancelled by Harmony or Merger Sub on 30 days’ or less prior notice (“Harmony Contracts”). All Harmony Contracts are listed in Schedule 3.19 other than those that are exhibits to the Harmony SEC Reports.

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(b)         Except as set forth in the Harmony SEC Reports filed prior to the date of this Agreement, each Harmony Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Harmony Contracts (or written summaries in the case of oral Harmony Contracts) have been heretofore been made available to the Company or Company counsel.

(c)         Neither Harmony or Merger Sub nor, to the knowledge of Harmony, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Harmony Contract, and no party to any Harmony Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Harmony. Each agreement, contract or commitment to which Harmony or Merger Sub is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Harmony.

3.20.        Insurance. Except for directors’ and officers’ liability insurance, neither Harmony nor Merger Sub maintains any Insurance Policies.

3.21.        Interested Party Transactions. Except as set forth in the Harmony SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Harmony or Merger Sub or a member of his or her immediate family is indebted to Harmony nor is Harmony indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Harmony; and (b) to Harmony’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Harmony (other than such contracts as relate to any such individual ownership of capital stock or other securities of Harmony).

3.22.        Indebtedness. Except as set forth in Schedule 3.22, neither Harmony nor Merger Sub has any indebtedness for borrowed money.

3.23.        Listing of Securities. The Harmony Units, Harmony Common Stock and Harmony Warrants are listed for trading on the Nasdaq Capital Market (“Nasdaq”). There is no action or proceeding pending or, to Harmony’s knowledge, threatened against Harmony by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of the Harmony Units, Harmony Common Stock or Harmony Warrants on the Nasdaq.

3.24.        Board Approval. The Harmony Board has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Transactions are in the best interests of the stockholders of Harmony, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (as defined in Section 3.25).

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3.25.        Trust Fund. As of the date hereof and at the Closing Date, Harmony has and will have no less than $117,300,000 invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”); provided that a portion of the Trust Fund shall be utilized in accordance with Section 5.18 hereof.

3.26.        Governmental Filings. Except as set forth in Schedule 3.26, each of Harmony and Merger Sub has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Harmony and Merger Sub of its business (as presently conducted) or used or held for use by Harmony and Merger Sub, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and each of Harmony and Merger Sub is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Harmony.

3.27.        Representations and Warranties Complete. Except for the representations and warranties contained in Article II, each of Harmony and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company or any of its Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company (or any of its Subsidiaries) or with respect to any other information provided to Harmony and the Company disclaims any such representation or warranty. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Harmony or any other Person resulting from the distribution to Harmony, or its use of, any such information.

3.28.        Survival of Representations and Warranties. The representations and warranties of Harmony and Merger Sub set forth in this Agreement shall survive until the Closing.

ARTICLE IV.
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1.         Conduct of Business by the Company, Harmony and Merger Sub. Except as set forth in Schedule 4.1 hereto or as contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Harmony and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not be reasonably likely to result in a Material Adverse Effect), use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or any ancillary agreement hereto or any existing stock option or compensation plan, to the extent required by Applicable Law, or set forth in Schedule 4.1 hereto, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Harmony and Merger Sub shall not do any of the following:

(a)          waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

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(b)         transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company, its Subsidiaries or Harmony or Merger Sub, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company, its Subsidiaries or Harmony or Merger Sub license on an exclusive basis or sell any Intellectual Property of the Company, its Subsidiaries or Harmony or Merger Sub as applicable;

(c)        grant any severance or termination pay to any officer or employee outside the ordinary course of business except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d)         declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)         purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, its Subsidiaries and Harmony and Merger Sub, as applicable;

(f)          issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

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(g)        amend its Charter Documents;

(h)         acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Harmony, the Company or its Subsidiaries as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement/Prospectus (as defined in Section 5.1);

(i)          sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to Harmony or the Company;

(j)          except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Harmony, Merger Sub, the Company or any of its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)         except in the ordinary course of business consistent with past practices or pursuant to applicable law, a Plan or written agreement, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(l)          pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of claims, obligations or litigations in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Audited Financial Statements or in the most recent financial statements included in the Harmony SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements;

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(m)        waive the benefits of, agree to modify in any manner, terminate, release any officer, director or stockholder from or knowingly fail to enforce any material confidentiality or material similar agreement to which the Company or Harmony is a party or of which the Company or Harmony is a beneficiary, as applicable

(n)         except in the ordinary course of business consistent with past practices, modify, amend or terminate, in each case in any material respect, any Material Company Contract or Harmony Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o)         except as required by U.S. GAAP or as set forth in Schedule 4.1(o), revalue any of its assets or make any change in accounting methods, principles or practices;

(p)         except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $500,000 in any 12 month period;

(q)         settle any material litigation where the consideration given is other than monetary except in the ordinary course of business consistent with past practices;

(r)          make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(s)         make capital expenditures in excess of $500,000 in the aggregate, except as otherwise permitted in this Agreement;

(t)          make or omit to take any action which would be reasonably likely to have a Material Adverse Effect;

(u)         enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other Affiliates other than in the ordinary course of business consistent with prior practice or, in the case of Harmony, advancement or reimbursement of expenses in connection with Harmony’s search for a business combination; or

(v)         agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (u) above.

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ARTICLE V.
ADDITIONAL AGREEMENTS

5.1.         Proxy Statement/Prospectus; Registration Statement; Special Meeting.

(a)         As soon as is reasonably practicable following the date of this Agreement, the Company, Harmony and Mundo shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement with respect to the Mundo Shares to be issued in connection with the Amalgamation (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Harmony Common Stock to vote, at a meeting of the holders of Harmony Common Stock to be called for such purpose (the “Special Meeting”), in favor of (i) the adoption of this Agreement and the approval of the Transactions (the “Amalgamation Proposal”), (ii) the election to the board of directors of Mundo of the individuals identified on Schedule 5.1(a) (the “Director Proposal”), (iii) the differences between Mundo’s Charter Documents and Harmony’s Charter Documents (the “Charter Document Proposal”), (iv) the adoption of an Incentive Stock Option Plan (the “Mundo Plan”) to be provided by the Company after the date hereof, with any deviations from the Company’s current incentive plan to be consented to by Harmony, with such consent not to be unreasonably withheld, conditioned, or delayed, (v) any other proposals Harmony and the Company deem necessary or desirable to effectuate the transactions contemplated herein; and (vi) an adjournment proposal, if necessary, to adjourn the Special Meeting if, based on the tabulated vote count, Harmony is not authorized to proceed with the Transactions. The Mundo Plan shall provide that 10% of the Mundo Shares to be outstanding following the Closing shall be reserved for issuance pursuant to the Mundo Plan. Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting proxies from holders of Harmony Common Stock for the matters to be acted upon at the Special Meeting and also for the purpose of issuing the Mundo Shares and Mundo Warrants as contemplated hereby (the “Proxy Statement/Prospectus”). Each of the Company and Harmony shall furnish to the other all information concerning its respective company and business as may reasonably be requested in connection with the preparation of the Registration Statement and Proxy Statement/Prospectus.

(b)         Harmony and the Company, with the assistance of their respective counsel, shall promptly respond to any SEC comments on such filings and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable, and keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Harmony and the Company shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(c)         As soon as practicable following the SEC declaring the Registration Statement effective, Harmony shall distribute the Proxy Statement/Prospectus to the holders of Harmony Common Stock and Harmony Warrants and, pursuant thereto, shall duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from the holders of Harmony Common Stock to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to the stockholders of Harmony for approval or adoption at the Special Meeting, including the matters described in Section 5.1(a). Harmony, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of shares of Harmony Common Stock vote in favor of the adoption of the Amalgamation Proposal, the Director Proposal, the Charter Document Proposal and the Mundo Plan and shall otherwise use commercially reasonable best efforts to obtain the approval of such proposals.

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(d)        The Company and Harmony shall, and shall use commercially reasonable best efforts to ensure that the Registration Statement and the Proxy Statement/Prospectus, comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

(e)         The Company, Harmony and Mundo shall make all necessary filings with respect to the Transactions and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder. Harmony and Mundo will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of both the Company and Harmony, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any information relating to the Company or Harmony, or any of their respective Affiliates, officers or directors should be discovered by the Company or Harmony that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders or stockholders of the Company and Harmony.

5.2.         Directors and Officers of Mundo After Amalgamation. The officers and directors of Mundo following the Amalgamation shall be as set forth on Schedule 5.1(a), it being understood that the Mundo Board shall be comprised of seven individuals, two of whom shall be appointed by Harmony and five (5) of whom shall be appointed by the Shareholders of the Company.

5.3.         IC Act/HSR Act. If required pursuant to the IC Act or HSR Act, as promptly as practicable after the date of this Agreement, Harmony and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by Industry Canada or the Federal Trade Commission and Department of Justice, as applicable, in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Harmony and the Company shall (a) promptly inform the other of any communication to or from Industry Canada or the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the IC Act and HSR Act shall be paid by the Company.

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5.4.         Other Actions.

(a)         As promptly as practicable after execution of this Agreement, Harmony will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). Promptly after the execution of this Agreement, Harmony and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b)         At least five (5) days prior to Closing, Harmony and Mundo shall prepare draft Form 8-Ks in connection with and announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (the “Closing Form 8-Ks”). Prior to Closing, Harmony and the Company shall prepare a mutually agreeable press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Harmony and Mundo shall file the Closing Form 8-Ks with the SEC.

5.5.         Required Information.

(a)          In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement/Prospectus, the Closing Form 8-Ks and the Closing Press Release, or any other statement, filing, notice, release or application made by or on behalf of Harmony, Mundo and/or the Company to any Government Entity in connection with the Transactions and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, the Company and Harmony each shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors, officers, shareholders, stockholders and Affiliates (including the directors of the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transactions and the preparation of such document. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects as of the date of filing, issuance or other submission or public disclosure of such document and the Closing Date and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided, that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other party for inclusion in any such document).

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(b)          At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Harmony, Mundo or the Company, the other party shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each party shall accept and incorporate all reasonable comments from the other party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c)          Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment (and in any event no fewer than three (3) Business Days, shall be deemed to have been approved by the reviewing party and may henceforth be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

(d)          Prior to the Effective Time (i) the Company and Harmony shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Company and Harmony shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. Harmony and the Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Harmony or Mundo with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

5.6.         Confidentiality; Access to Information.

(a)          Confidentiality. Any confidentiality agreement previously executed by the parties (the “Confidentiality Agreement”) shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to one party or their respective agents or representatives or prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by law, regulation or stock exchange rule; or (v) disclosure consented to in writing by the other party. In the event this Agreement is terminated as provided in Article VIII hereof, each party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Transactions contemplated hereby; provided that neither party shall be required to return or destroy any electronic copy of any non-public information that is created pursuant to such party’s standard electronic backup and archival procedures.

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(b)          Access to Information.

(i)           The Company will afford Harmony and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Harmony may reasonably request. No information or knowledge obtained by Harmony in any investigation pursuant to this Section 5.6 will affect or be deemed to modify or create any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

(ii)          Harmony will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Harmony and Merger Sub during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Harmony and Merger Sub, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify or create any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

5.7.         Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts  to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Amalgamation and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts  to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5(b) of the Company Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. This obligation shall include, on the part of Harmony, sending a termination letter to Continental, in substantially the form of Exhibit B attached to the Investment Management Trust Agreement by and between Harmony and Continental dated as of March 23, 2015, no later than the day prior to the Closing Date. In connection with and without limiting the foregoing, Harmony and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Amalgamation, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable best efforts  to enable the Amalgamation and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Harmony or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

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5.8.         No Harmony Securities Transactions. Neither the Company, the Shareholders, nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Harmony prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.9.         No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and each of the Shareholders acknowledges that it has read Harmony’s final prospectus dated March 23, 2015 (“Final Prospectus”) and understands that Harmony has established the Trust Fund for the benefit of Harmony’s public stockholders and that Harmony may disburse monies from the Trust Fund only (a) to Harmony’s public stockholders in the event they elect to convert their shares into cash in accordance with Harmony’s Charter Documents and/or the liquidation of Harmony, (b) to Harmony to pay for its tax obligations or (c) to Harmony after, or concurrently with, the consummation of a business combination. The Company and each of the Shareholders further acknowledges that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by March 27, 2017, or such later date as shall be set forth in an amendment to Article 6(C) of Harmony’s Amended and Restated Certificate of Incorporation for the purpose of extending the date by which Harmony must complete a business combination, Harmony will be obligated to return to its public stockholders the amounts being held in the Trust Fund. Accordingly, if and only if, the Closing does not occur: the Company, for itself and its Subsidiaries, affiliated entities, directors, officers, employees, shareholders, representatives, advisors and all other associates and affiliates, and each of the Shareholders hereby waive all rights, title, interest or claim of any kind against Harmony to collect from the Trust Fund any monies that may be owed to them by Harmony for any reason whatsoever, including but not limited to a breach of this Agreement by Harmony or any negotiations, agreements or understandings with Harmony (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Harmony and the Company.

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5.10.       Disclosure of Certain Matters. Each of Harmony, Merger Sub, the Company and the Shareholders will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the Company Schedules and Harmony Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.11.       Mundo Listing. Harmony, Mundo and the Company shall use commercially reasonable best efforts to obtain dual listing for trading on the Toronto Stock Exchange (“TSX”) and Nasdaq of the Mundo Shares within three months from the Closing Date.

5.12.       Further Actions. The parties hereto shall use their best efforts to take such actions as are necessary to fulfill their respective obligations under this Agreement and to consummate the Transactions.

5.13.       No Solicitation. The Company will not, and will cause its respective Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Harmony and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction and each of Harmony and Merger Sub will not, and will cause its respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. In addition, (i) the Company will, and will cause its Affiliates, employees, agents and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction and (ii) each of Harmony and Merger Sub will, and will cause its respective Affiliates, employees, agents and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. The Company will promptly notify Harmony if it receives, or if any of its or its Affiliates’ employees, agents, officers, directors or representatives receives, any proposal, offer or submission with respect to a competing transaction after the date of this Agreement.

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5.14.      Liability Insurance.

(a)          From and after the Effective Time, Mundo agrees that it will (i) indemnify and hold harmless, to the extent Harmony is obligated to indemnify and hold harmless such Persons as of the date of this Agreement to the fullest extent permitted by Applicable Law (and Mundo shall also advance expenses as incurred to the extent Harmony is obligated to advance such expenses as of the date of this Agreement, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and special advisor of Harmony (in each case, when acting in such capacity) (the “Mundo Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses (other than loss of profits), claims, damages (other than contingent or consequential damages) or liabilities (collectively, “Costs”) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the Transactions and (ii) include and cause to be maintained in effect in Mundo’s (or any successor’s) constitutional documents after the Effective Time provisions regarding the elimination of liability of directors, officers and special advisors and the indemnification of Harmony and Mundo and its representatives, successors and permitted assigns (the “Indemnified Parties”) that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Charter Documents of Harmony.

(b)          Prior to the Effective Time, Harmony shall, and if Harmony is unable to, the Company shall cause Mundo as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as Harmony’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance to the fullest extent permitted by Applicable Law (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as Harmony’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).

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(c)          If Mundo or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Mundo assume the obligations set forth in this Section 5.14.

(d)         The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director, officer or special advisor of Harmony for all periods ending on or before the Closing Date and may not be changed without the consent of the Representative.

(e)         The rights of the Indemnified Parties under this Section 5.14 shall be in addition to any rights such Indemnified Parties may have under the Charter Documents of Harmony, or under any applicable contracts or Applicable Law.

5.15.       Insider Loans; Equity Ownership in Subsidiaries. The Shareholders, at or prior to Closing, shall (i) repay to the Company any loan by the Company to such Shareholders and any other amount owed by the Shareholders to the Company; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Shareholders to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of the Company. The Company shall use its commercially reasonable best efforts to enable the Shareholders to accomplish the foregoing.

5.16.       Access to Financial Information. The Company will, and will cause its auditors to, (a) continue to provide Harmony and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and the financial information furnished pursuant to Section 5.16 hereof and (b) cooperate fully with any reviews performed by Harmony or its advisors of any such financial statements or information.

5.17.       Harmony Borrowings. Until the Closing, Harmony shall be permitted to borrow up to $500,000 from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Harmony in due course on a non interest bearing basis and repayable at Closing (or convertible into securities of Harmony in accordance with the terms of the promissory notes issued to evidence the borrowing, as described in the Final Prospectus).

5.18.       Trust Fund Disbursement. Harmony shall cause the Trust Fund to be disbursed to Mundo and as otherwise contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of Harmony due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares of Harmony Common Stock converted to cash in accordance with the provisions of Harmony’s Charter Documents, (ii) for income tax or other tax obligations of Harmony prior to Closing, (iii) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Harmony, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to Harmony in connection with its operations and efforts to effect a business combination, including the Transactions.

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5.19.       Section 16 Matters. Prior to the Effective Time, Harmony shall take all reasonable steps as may be required or permitted to cause any dispositions of the Harmony Shares and Harmony Warrants that occur or are deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Harmony to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

5.20.        Warrant and Share Tender Offer. As soon as practicable under Applicable Law following Closing and the Amalgamation, Mundo shall commence tender offers whereby (i) the holders of outstanding Mundo Warrants may elect to tender their Mundo Warrants for $1.00 in cash for each Mundo Warrant tendered and (ii) the holders of outstanding Mundo Shares may elect to tender a certain amount of their shares to Mundo for $10.50 per share, all on such terms as determined by the Board of Directors of Mundo at such time.

5.21.       Company Dividend. Prior to the Closing, the Company may declare and pay a cash dividend to its securityholders in an amount not to exceed $2,000,000.

5.22.        RBC Consents. The Company shall use commercially reasonable best efforts to obtain the RBC Consents (defined below) as provided in Section 6.2(e).

ARTICLE VI.
CONDITIONS TO THE TRANSACTION

6.1.         Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each party to this Agreement to effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose have been threatened.

(b)          Harmony Stockholder Approval. The Amalgamation Proposal, Director Proposal and Charter Document Proposal shall have been duly approved and adopted by the stockholders of Harmony by the requisite vote under Applicable Law and the Harmony Charter Documents.

(c)          Harmony Net Tangible Assets. Harmony shall have at least $5,000,001 of net tangible assets following the exercise by holders of shares of Harmony Common Stock issued in Harmony’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares into a pro rata share of the Trust Fund in accordance with Harmony’s Charter Documents.

(d)          HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions, substantially on the terms contemplated by this Agreement.

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(e)          Listing. The Mundo Shares shall have been approved for listing on the TSX and/or Nasdaq subject to the requirement to have a sufficient number of round lot holders.

6.2.         Additional Conditions to Obligations of the Company. The obligations of the Company and the Shareholders to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)          Representations and Warranties. Except to the extent it does not cause a Material Adverse Effect, each representation and warranty of Harmony and Merger Sub contained in this Agreement shall have been true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) (A) as of the date of this Agreement and (B) subject to the last sentence of Section 5.10, on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Harmony and Merger Sub by an authorized officer of Harmony and Merger Sub (“Harmony Closing Certificate”).

(b)          Agreements and Covenants. Harmony and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects, and the Harmony Closing Certificate shall include a provision to such effect.

(c)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the Mundo Shares to be issued by Mundo in connection with the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)          Consents. Harmony and Merger Sub shall have obtained all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Harmony and the Harmony Closing Certificate shall include a provision to such effect.

(e)          RBC Consents. The Company shall have obtained all necessary and required consents (collectively, the “RBC Consents”) from Royal Bank of Canada (“RBC”) to the consummation of the transactions contemplated hereby required by (i) that certain senior credit agreement, dated as of July 26, 2016 (as amended by a first amending agreement dated as of October 13, 2016) by and between the Company and RBC, and (ii) that certain subordinate credit agreement, dated as of July 26, 2016 (as amended by a first amending agreement dated as of October 13, 2016), by and between the Company and RBC.

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(f)           Material Adverse Effect. No Material Adverse Effect with respect to Harmony shall have occurred since the date of this Agreement.

(g)          SEC Compliance. Immediately prior to Closing, Harmony shall be in compliance with the reporting requirements under the Exchange Act.

(h)          Other Deliveries. At or prior to Closing, Harmony shall have delivered to the Company (i) copies of resolutions and actions taken by the respective board of directors and shareholders or stockholders of Harmony and Merger Sub in connection with the approval of this Agreement and the transactions contemplated hereunder and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(i)           Trust Fund. Harmony shall have made appropriate arrangements to have the Trust Fund, less amounts paid and to be paid pursuant to Section 5.18, disbursed to the Company upon the Closing.

6.3.         Additional Conditions to the Obligations of Harmony and Merger Sub. The obligations of Harmony and Merger Sub to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Harmony:

(a)          Representations and Warranties. Except to the extent it does not cause a Material Adverse Effect, each representation and warranty of the Company and the Shareholders contained in this Agreement shall have been true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) (A) as of the date of this Agreement and (B) subject to the last sentence of Section 5.10, on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date. Harmony shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b)          Agreements and Covenants. The Company and the Shareholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

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(c)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the Mundo Shares to be issued by Mundo in connection with the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)          Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e)          Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f)           Board of Directors. The persons listed in Schedule 5.1(a) shall have been appointed as officers and directors of Mundo.

(g)          Lock-Up Agreement. The Lock-Up Agreements shall be executed by the Shareholders and Option Holders and delivered to Harmony.

(h)          Other Deliveries. At or prior to Closing, the Company shall have delivered to Harmony: (i) copies of resolutions and actions taken by the Company’s board of directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Harmony and its counsel in order to consummate the transactions contemplated hereunder.

(i)           Insider Loans; Equity Ownership in Subsidiaries. (i) All outstanding indebtedness owed by Insiders to the Company shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.22; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Subsidiary of the Company.

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ARTICLE VII.

INDEMNIFICATION

7.1.         Indemnification of Mundo by the Shareholders.

(a)         Effective at and after the Closing, subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Mundo and its representatives, successors and permitted assigns (the “Indemnified Parties”) shall be indemnified, defended and held harmless by the Shareholders, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Indemnified Party by reason of, arising out of or resulting from the causes enumerated in clauses (i) or (ii) below and not from a Harmony Breach:

(i)           the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, including any Schedule or ancillary agreement hereto, or contained in any certificate delivered by the Company to Harmony pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)         the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement;

(b)         As used in this Article VII, the term “Losses” shall include on a dollar for dollar basis all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid; provided that in no event will Losses include any indirect, remote, exemplary, consequential, punitive or multiple-based losses, loss of profits, liabilities, damages, judgments, awards, orders, penalties, settlements, costs or expenses.

7.2.          Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Harmony or Mundo by a Person other than the Shareholders or Option Holders (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)           Notice of Claim. The Indemnified Parties will give the party allegedly required to provide indemnification protection under this Article VII (the “Indemnifying Party”) prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the underlying representation, warranty or covenant alleged to have been breached and the facts then known on which such alleged breach is based, (iii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iv) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Indemnifying Party shall be entitled to participate in the defense of Third Party Claim at its expense.

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(b)           Defense. The Indemnifying Parties shall have the right, at their option (subject to the limitations set forth in subsection 7.2(c) below) and at their own expense, by written notice to the Indemnified Parties (the “Notice to Defend”), to assume the entire control of, subject to the right of the Indemnified Parties to participate (at their expense and with counsel of their choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a counsel to be the lead counsel in connection with such defense; provided that an Indemnifying Party’s assumption of the defense of a Third Party Claim will not, vis-à-vis the Indemnified Parties, constitute acceptance of liability to the Indemnified Parties under this Article VII. If the Indemnifying Parties elect to assume the defense of a Third Party Claim:

(i)           the Indemnifying Parties shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Parties reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, the Indemnified Parties shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii)          the Indemnified Parties shall cooperate fully in all respects with the Indemnifying Parties in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Parties shall make available to the Indemnifying Parties all pertinent information and documents under its control.

(c)           Limitations of Right to Assume Defense. The Indemnifying Parties shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Parties if the Third Party Claim is a criminal proceeding, action or indictment.

(d)          Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by the Indemnified Parties against the Indemnifying Parties and shall not affect the Indemnifying Parties’ duties or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have (i) adversely affected the ability of the Indemnifying Parties to defend against or reduce their liability or (ii) caused or increased such liability or otherwise caused the Losses for which the Indemnifying Parties are obligated to be greater than such Losses would have been had the Indemnified Parties given the Indemnifying Parties prompt notice hereunder. So long as the Indemnifying Parties are defending any such action actively and in good faith, the Indemnified Parties shall not settle such action. The Indemnified Parties shall make available to the Indemnifying Parties all relevant records and other relevant materials required by them and in the possession or under the control of the Indemnified Parties, for the use of the Indemnifying Parties and their representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

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(e)          Failure to Defend. If the Indemnifying Parties, promptly after making a Notice to Defend, fail to defend such Third Party Claim in good faith, the Indemnified Parties, at its own cost and expense, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Indemnifying Parties shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)           Indemnified Parties’ Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Indemnifying Parties shall not, without the written consent of the Indemnified Parties (which consent will not be unreasonably withheld, conditioned or delayed), settle or compromise any action or consent to the entry of any judgment which does not include a full and unconditional release from all liability and obligation in respect of such action without any payment by the Indemnified Parties.

7.3.         Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by Harmony or Mundo prior to or after the Closing, Harmony and Mundo shall use commercially reasonable efforts to obtain the maximum recovery under such insurance. The existence of a claim by the Indemnified Parties for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Indemnifying Parties. If Harmony or Mundo has received the payment required by this Agreement from the Indemnifying Parties in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Parties and shall pay to the Indemnifying Parties, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Parties pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4.         Limitations on Indemnification. Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement, the following terms will apply to any claim arising out of this Agreement or related to the transactions contemplated hereby:

(a)          Survival: Time Limitation. The covenants and agreements of the parties hereto contained in this Agreement which were required to be performed on or prior to the Closing, and the representations and warranties of the Parties under this Agreement will survive the execution and delivery of this Agreement until the second anniversary of the Closing Date, at which time such representations and warranties will expire (the “Survival Period”). The covenants and agreements of the parties hereto contained in this Agreement, any ancillary agreement hereto or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith which were required to be performed prior to the Closing shall not survive the Closing and those which are required to be performed after the Closing shall survive the Closing until performed for the shorter period explicitly specified therein. Notwithstanding anything set forth above, no representation, warranty, covenant or agreement contained in this Agreement shall survive after the release of the Escrow Shares by the Escrow Agent.

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(b)          Any indemnification claim made by the Indemnified Parties prior to the termination of the Survival Period shall be preserved despite the subsequent termination of such Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Survival Period.

(c)          Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $1,000,000 (the “Deductible”), in which event the amount payable shall be only the Losses that are indemnifiable pursuant to Section 7.1 in excess of the amount of the Deductible (including, for avoidance of doubt and subject to the limitations set forth in this Article VII, all Losses that are indemnifiable pursuant to Section 7.1 from time to time after the Deductible has been exceeded). Notwithstanding the foregoing, the Deductible shall not apply to Losses that arise out of a breach of the representations and warranties in Section 2.3, which shall be indemnifiable as to all Losses that so arise from the first dollar thereof.

(d)          Aggregate Amount Limitations. The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the securities and cash held in the Escrow Account, and no Person shall have any claim against the Shareholders and Optionholders other than for any of such securities or cash held in the Escrow Account.

(e)          No Double Recovery. In the event that any Losses for which indemnification is provided under this Article VII are recoverable under more than one provision of this Agreement, the Indemnified Parties will only be permitted to recover with respect to any particular Losses suffered by it one time as it is the parties’ intention that once any particular Losses have been recovered by the Indemnified Parties under one provision, such Losses no longer exist and, therefore, recovery by the Indemnified Parties for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

(f)           Miscellaneous Limitations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Indemnified Parties will not be entitled to indemnification pursuant to Section 7.1 for any Loss underlying such indemnification claim to the extent that: (i) the Indemnified Parties could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof); (ii) such Loss (or any part thereof) results from or is increased by the action or inaction of any Indemnified Parties or any Affiliate thereof; or (iii) such Loss (or any part thereof) arises, or is increased, as a result of a change after the Closing in any accounting principle, method or policy.

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7.5.         EXCLUSIVE REMEDY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR OTHERWISE, EACH OF HARMONY AND MERGER SUB (WHICH PURSUANT TO THE AMALGAMATION SHALL BECOME MUNDO), ON BEHALF OF ITSELF AND THE OTHER INDEMNIFIED PARTIES, HEREBY ACKNOWLEDGES AND AGREES THAT, FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF THE INDEMNIFIED PARTIES WITH RESPECT TO ANY AND ALL CLAIMS FOR LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE PURSUANT AND SUBJECT TO THE REQUIREMENTS OF THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VII. ACCORDINGLY, EACH OF THE INDEMNIFIED PARTIES EXPRESSLY WAIVES AND RELEASES ANY REMEDY, LIABILITY AND ANY RIGHTS IT MAY HAVE PURSUANT TO LAW OR EQUITY OTHER THAN THE REMEDIES EXPRESSLY PROVIDED UNDER THIS ARTICLE VII. FURTHERMORE, EACH INDEMNIFIED PARTY COVENANTS NOT TO SUE OR OTHERWISE THREATEN ANY CLAIM THAT INCLUDES ANY REMEDY WAIVED BY THE PRECEDING SENTENCE, AND SUCH PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE AGREEMENT, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 7.5 ARE CONSPICUOUS.

7.6.         Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the consideration issued by Mundo as a result of the Transactions, except as otherwise required by Law.

7.7.         Committee; Application of Escrow Account. The parties acknowledge that the Committee’s obligations under this Article VII are solely as a representative of Harmony and Mundo in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Harmony and Mundo under this Article VII and that the Committee shall have no personal responsibility for any expenses incurred by them in such capacity and that all payments to Mundo as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Committee for attorneys’ fees and other costs shall be borne in the first instance by Mundo, which may make a claim for reimbursement thereof against the consideration held in the Escrow Account upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the consideration held in the Escrow Account to satisfy any claim for indemnification pursuant to this Article VII. The value of the Escrow Shares shall be determined in accordance with the Escrow Agreement. The Escrow Agent will hold the remaining portion of the Escrow Account until final resolution of all claims for indemnification or disputes relating thereto.

7.8.         Mitigation. An Indemnified Party shall use commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Indemnified Party shall be required to take any action or refrain from taking any action that is contrary to any applicable Contract, order or law binding on it or any Affiliate thereof.

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7.9.         NO RELIANCE. AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULES, THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN ARTICLE II AND HARMONY AND MERGER SUB IN ARTICLE III, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES TO THIS AGREEMENT AND IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT HERETO. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY TO THIS AGREEMENT MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE. EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN AS SET FORTH IN THIS AGREEMENT AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND BY ANY ANCILLARY AGREEMENT HERETO. WITHOUT LIMITING THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE II, THE COMPANY IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MATERIALS FURNISHED TO HARMONY OR ITS REPRESENTATIVES DURING THE DILIGENCE PROCESS OR OTHERWISE (INCLUDING FINANCIAL OR OPERATIONAL FORECASTS) OR MATTERS THAT WERE DISCUSSED ORALLY OR IN WRITING ON OR PRIOR TO THE DATE HEREOF.

ARTICLE VIII.

TERMINATION

8.1.         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of Harmony and the Company at any time;

(b)          by either Harmony or the Company if the Transactions shall not have been consummated by March 27, 2017, or such later date or dates as shall be set forth in an amendment or amendments to Article 6(E) of Harmony’s Amended and Restated Certificate of Incorporation for the purpose of extending the date by which Harmony is required to have completed a business combination, such later date, or dates, being a sufficient amount of time, in the mutual reasonable discretion of the Company and Harmony, in order to allow for the consummation of the transactions contemplated by this Agreement (such extension, or extensions, the “Harmony Extensions,” and such date, after giving effect to the Harmony Extensions, the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to (i) Harmony unless it has promptly prepared and filed with the SEC the proxy statements to be used for the purpose of soliciting proxies from holders of Harmony Common Stock to obtain the Harmony Extensions, which proxy statements shall include the recommendation of its board of directors that holders of Harmony Common Stock vote in favor of the Harmony Extensions, or (ii) any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

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(c)          by either Harmony or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action is final and nonappealable;

(d)          by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Harmony set forth in this Agreement, or if any representation or warranty of Harmony shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Harmony is curable by Harmony prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for fifteen (15) days after delivery of written notice from the Company to Harmony of such breach (or if the Termination Date is less than fifteen (15) days from notice by the Company, is not cured, or by its nature or timing cannot be cured, by the Company by the Termination Date), provided Harmony continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Harmony is cured during such fifteen (15)-day period);

(e)          by Harmony, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case only such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Harmony may not terminate this Agreement under this Section 8.1(e) for fifteen (15) days after delivery of written notice from Harmony to the Company of such breach (or if the Termination Date is less than fifteen (15) days from notice by Harmony, is not cured, or by its nature or timing cannot be cured, by Harmony by the Termination Date), provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Harmony may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such fifteen (15)-day period);

(f)           by the Company, if immediately prior to the Amalgamation, Harmony does not have cash on hand of $57,000,000 after payment of all amounts payable under Section 5.18 (other than payment of up to $5,000,000 to investment bankers);

(g)          by either Harmony or the Company, if, at the Special Meeting (including any adjournments thereof), the Amalgamation Proposal, Director Proposal and Charter Document Proposal are not approved by the affirmative vote of the holders of shares of Harmony Common Stock required under Harmony’s Charter Documents;

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(h)          by either Harmony or the Company if Harmony will have less than $5,000,001 of net tangible assets following the exercise by the holders of shares of Harmony Common Stock issued in Harmony’s initial public offering of their rights to convert the shares of Harmony Common Stock held by them into cash in accordance with Harmony’s Charter Documents;

(i)           by the Company if RBC has not provided the RBC Consents within five days of the Company requesting such RBC Consents from RBC in writing.

8.2.         Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, fifteen (15) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned with no party hereto or their Affiliates having any recourse at law or equity with respect to the Transactions, their negotiation, or any matters related thereto in any way; provided, however, that Section 5.9 hereof will survive by its terms and the Confidentiality Agreement shall be restored to full force and effect and shall remain in effect in accordance with its terms.

8.3.         Fees and Expenses. The Transactions Expenses and all fees and expenses incurred in connection with this Agreement (including the preparation, review and filing of any filings prepared for filing with the SEC) shall be paid by the party incurring such expenses whether or not the Transactions are consummated.

ARTICLE IX.
DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Accounting Arbiter”	Section 1.12(e)
“Affiliate”	Section 10.2(f)
“Agreement”	Header
“Alternative Transaction Proposal”	Section 5.15
“Amalgamation”	Recital A
“Applicable Law”	Recital A
“Approvals”	Section 2.1(a)
“Articles of Amalgamation”	Section 1.2(c)
“Basic Indemnity Escrow Termination Date”	Section 1.2
“Blue Sky Laws”	Section 1.11(c)(i)
“Business Days”	Section 10.2(i)
“Canadian Securities Laws”	Section 1.11(c)(i)
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2

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“Closing Form 8-Ks	Section 5.4(b)
“Closing Press Release”	Section 5.4(b)
“Code”	Section 1.9(a)
“Company and Stockholder Releasors”	Section 5.10
“Reviewable Document”	Section 5.5(a)
“Company Board”	Recital B
“Company Certificates”	Section 1.5(b)(i)
“Company Closing Certificate”	Section 6.3(a)
“Company Common Shares”	Section 1.3
“Company Contracts”	Section 2.20(a)
“Company Intellectual Property”	Section 2.19(a)(ii)
“Company Products”	Section 2.19(a)(iv)
“Company Schedule”	Article II Preamble
“Contingent Shares”	Section 1.13(a)
“Continental”	Section 1.6(a)
“Copyrights”	Section 2.19(a)(i)
“Corporate Records”	Section 2.1(c)
“Costs”	Section 5.16(a)
“D&O Insurance”	Section 5.16(b)
“Deductible”	Section 7.5(c)
“Disqualification Event”	Section 1.11(c)(iii)
“DGCL”	Recital A
“Disclosure Schedules”	Section 5.12
“Effective Time”	Section 1.2
“Environmental Law”	Section 2.17(b)
“ERISA”	Section 2.6
“Escrow Account”	Section 1.10
“Escrow Agent”	Section 1.10
“Escrow Agreement”	Section 1.10
“Exchange Act”	Section 1.11(c)(i)
“Exchange Agent”	Section 1.6(a)
“Final Prospectus”	Section 5.9
“Founding Shareholder Agreements”	Section 5.24
“Governmental Action/Filing”	Section 2.22(c)
“Governmental Entity”	Section 1.11(c)(i)
“Harmony”	Heading
“Harmony Board”	Recital B
“Harmony Capital Stock”	Section 3.3(a)
“Harmony Certificates”	Section 1.5(b)(ii)
“Harmony Common Certificate”	Section 1.5(b)(i)
“Harmony Closing Certificate”	Section 6.2(a)
“Harmony Common Stock”	Section 1.5(b)(i)
“Harmony Contracts”	Section 3.19(a)
“Harmony Extension”	Section 8.1(b)
“Harmony Preferred Stock”	Section 3.3(a)
“Harmony Schedule”	Article III Preamble

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“Harmony SEC Reports”	Section 3.7(a)
“Harmony Stockholder Approval”	Section 5.1(a)
“Harmony Warrants”	Section 1.5(b)(ii)
“Harmony Warrants Certificate”	Section 1.5(b)(ii)
“Hazardous Substance”	Section 2.17(d)
“HSR Act”	Section 2.5(b)
“IC Act”	Section 2.5(b)
“Indemnified Parties”	Section 5.14(a)
“Indemnifying Parties”	Section 7.3(a)
“Insider”	Section 2.20(a)(i)
“Insurance Policies”	Section 2.21
“Intellectual Property”	Section 2.19(a)(i)
“knowledge”	Section 10.2(e)
“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(f)
“Lock-Up Agreements”	Section 1.13
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.20(a)
“Merger Sub”	Heading
“Merger Sub Board”	Recital B
“Merger Sub Notes”	Section 1.5(a)(i)(D)
“Merger Sub Shares”	Section 1.5(a)(i)(C)
“Mundo”	Section 1.1
“Nasdaq”	Section 3.23
“Net Income”	Section 1.12(c)(i)
“Net Income Calculation”	Section 1.12(e)
“Newbuildings”	Section 2.20(a)(v)
“Notice of Claim”	Section 7.3(a)
“NYSE”	Section 5.13
“Option Holders”	Section 3.7
“Permitted Liens”	Section 10.2(h)
“Person”	Section 10.2(d)
“Personal Property”	Section 2.14(c)
“Plan/Plans”	Section 2.11(a)
“Pre-Amalgamation Exchange”	Recital A
“Proxy Statement/Prospectus”	Section 5.1(a)
“RBC”	Section 6.2(e)
“RBC Consents”	Section 6.2(e)
“Real Property Leases”	Section 2.14(c)
“Redomestication”	Recital A
“Registered Intellectual Property”	Section 2.19(a)(iii)
“Registration Rights Agreement”	Section 5.8
“Registration Statement”	Section 5.1(a)
“Representative”	Section 1.11
“Reviewable Document”	Section 5.5(a)

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“RSUs”	Section 2.3
“SEC”	Section 2.20(a)
“Securities Act”	Section 1.11(c)(i)
“Special Meeting”	Section 5.1(a)
“Signing Form 8-K	Section 5.4(a)
“Signing Press Release”	Section 5.4(a)
“Stockholder/Stockholders”	Heading
“Subsidiary/Subsidiaries”	Section 2.2(a)
“Survival Period”	Section 7.4(a)
“Tax/Taxes”	Section 2.16(a)
“Taxable”	Section 2.16(a)
“Tax Return”	Section 2.16(a)
“Termination Date”	Section 8.1(b)
“Third Party Claim”	Section 7.3
“Trademarks”	Section 2.19(a)(i)
“Transactions”	Recital A
“Transactions Expenses”	Section 1.13(c)(i)
“Trust Fund”	Section 3.25
“Uncertificated Shares”	Section 1.5(a)(i)(E)
“U.S. GAAP”	Section 2.7(a)

ARTICLE X.
GENERAL PROVISIONS

10.1.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Harmony or	Harmony Merger Corp.
Merger Sub, to:	777 Third Avenue, 37th Floor New York, New York 10017 Attention: Eric Rosenfeld Telephone: 212-319-7676 Telecopy: 212-319-0760 E-mail: erosenfeld@crescendopartners.com

with a copy to:	Graubard Miller

405 Lexington Avenue

New York, New York 10174-1901

Attention: David Alan Miller, Esq. / Jeffrey M. Gallant, Esq.

Telephone: 212-818-8880 Telecopy: 212-818-8881

Email: dmiller@graubard.com / jgallant@graubard.com

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if to the Company or Shareholders, to:	Customer Acquisition Network (Canada) Inc. 120 East Beaver Creek Road, Suite 200 Richmond Hill, Ontario L4B 4V1, Canada Attention: Eric So Telephone: Telecopy: E-mail: eric.s@mundomedia.com with a copy to:

Dorsey & Whitney LLP

TD Canada Trust Tower

Brookfield Place, 161 Bay Street, Suite 4310

Toronto, ON M5J 2S1, Canada

Attention: Richard Raymer, Esq.

Telephone: 416-367-7370

Telecopy:

E-mail: raymer.richard@dorsey.com

with a copy to:

Gowling WLG (Canada) LLP

1 First Canadian Place

100 King St W #1600

Toronto, ON M5X 1G5, Canada

Attention: Peter Simeon

Telephone: 416-862-4448

Telecopy: 416-862-7661

E-mail: peter.simeon@gowlingwlg.com

10.2.        Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. The word “or” shall mean “and/or” and shall not be exclusive. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a)         the term “Material Adverse Effect” when used in connection with an entity means any change, event, or circumstance or effect, individually or when aggregated with other changes, events, circumstances or effects, which has had a material adverse effect on the business, assets (including intangible assets), revenues, financial condition, or results of operations of such entity and its subsidiaries, taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism, (ii) any act of God, hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable law, U.S. GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Company or any of its Subsidiaries by any Governmental Entity commencing from and after the date hereof, (iv) general conditions in the industries in which the Company or any of its Subsidiaries operate (except to the extent the party suffering such event is affected in a disproportionate manner relative to other companies in the industry in which such party conducts business), (v) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of the Company or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by this definition), (vi) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (vii) changes in general national or regional political, economic or industry-wide conditions (except to the extent the party suffering such event is affected in a disproportionate manner relative to other companies in the industry in which such party conducts business), and (viii) any action taken or omitted to be taken by the Company or its Subsidiaries at Harmony’s direction or written request (including any action not taken as a result of the failure of Harmony to consent to any action requiring Harmony’s consent) or otherwise required or permitted to be taken or omitted to be taken by this Agreement;

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(b)         the term “Legal Requirements” means any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Harmony Contracts;

(c)         the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d)         the term “knowledge” means actual knowledge or awareness as to a specified fact or event and, with respect to the Company or Harmony of each of the persons listed on Schedule 10.2(e);

(e)         the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the Company or any Affiliate of the Company, or any agreement to give any security interest);

(f)          the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(g)         the term “Permitted Liens” means any and all Liens (a) which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings along with the posting of any security or bond required under applicable Law in connection with such contest, (b) imposed or promulgated by law or any Governmental Entity, (c) arising in connection with any cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ or other similar lien imposed by law and arising out of obligations incurred in the ordinary course of business, (d) created as a result of any action taken by Harmony or any of its Affiliates, (e) that are expressly listed as exceptions in insurance policies, (f) listed on Schedule 10.2(h), (g) covenants, conditions, restrictions, encroachments, Liens, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset, (h) purchase money liens or liens securing rental payments under capital lease arrangements; or (i) which individually or in the aggregate do not have a Material Adverse Effect;

(h)         the term “Harmony Breach” means either:

(i)           the inaccuracy or breach of any representation or warranty of Harmony or Merger Sub contained in or made pursuant to this Agreement, including any Schedule or ancillary agreement hereto, or contained in any certificate delivered by Harmony or Merger Sub pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)          the non-fulfillment or breach of any covenant or agreement of the Harmony or Merger Sub contained in this Agreement; and

(i)           the term “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by Applicable Law to close.

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10.3.       Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4.       Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Harmony and the Company dated November 4, 2016 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5.       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6.       Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled under this Agreement.

10.7.       Governing Law. In connection with Section 5-1401 of the General Obligations Law of the State of New York, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction.

10.8.       Venue; Consent to Jurisdiction. The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel and that the arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators.

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10.9.       Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10.    Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11.     Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date by execution of an instrument in writing signed on behalf of each of the parties. After the Closing Date, this Agreement may be amended only with the consent of the Representative.

10.12.    Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.13.    Currency. All references to currency amounts in this Agreement shall mean United States dollars.

[The Signature Page is the following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

HARMONY MERGER CORP.

By:	/s/ Eric S. Rosenfeld
Name: Eric S. Rosenfeld
Title: CEO

HARMONY MERGER SUB (CANADA) INC.

By:	/s/ Eric S. Rosenfeld
Name: Eric S. Rosenfeld
Title: President

CUSTOMER ACQUISITION NETWORK (CANADA) INC.

By:	/s/ Jason Theofilos
Name: Jason Theofilos
Title: CEO

[Signature Page to Agreement and Plan of Reorganization]

SIGNING SECURITYHOLDERS, for the purposes of Sections 1.11, 1.13, 5.6, 5.7, 5.9 and Articles VII and X:

SHAREHOLDERS

CUSTOMER ACQUISITION NETWORK, LLC

By:	/s/ Mark Groussman
Name: Mark Groussman
Title: Managing Member

MANSFIELD INTERNATIONAL TRADE LTD.

By:	/s/ Morden C. Lazarus
Name: Morden C. Lazarus
Title: President

THEOFILOS FAMILY TRUST

By:	/s/ Peter Filippopoulos
Name: Peter Filippopoulos
Title: Trustee

2440310 ONTARIO INC.

By:	/s/ Jason Theofilos
Name: Jason Theofilos
Title: President

/s/ Eric So
Eric So

/s/ Philip Jones
Philip Jones

/s/ Mitchell Richler
Mitchell Richler

[Signature Page to Agreement and Plan of Reorganization]